Exhibit 8.2
Skadden, Arps, Slate, Meagher & Flom llp
155 NORTH WACKER DRIVE
CHICAGO, ILLINOIS 60606-1720

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November 15, 2011
Apartment Investment and Management Company
4582 S. Ulster Street
Suite 1100
Denver, Colorado 80237
AIMCO Properties, L.P.
4582 S. Ulster Street
Suite 1100
Denver, Colorado 80237

Re:	Certain United States Federal Income Tax Consequences
Ladies and Gentlemen:
     You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the filing by Apartment Investment and Management Company, a Maryland corporation (“AIMCO”), and AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO OP”), of a registration statement (File No. 333-175853) on Form S-4 (together with the information statement/prospectus filed therewith, and as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”). All capitalized terms used herein, unless otherwise specified, shall have the meanings assigned to them in the Registration Statement.
     In connection with the filing of the Registration Statement, we have acted as counsel to AIMCO and AIMCO OP, and we have assisted in the preparation of the Registration Statement and certain other documents. In connection with our opinion, AIMCO and AIMCO OP have provided us with certain representations and covenants of officers of AIMCO and AIMCO OP. We have assumed that such statements, representations and covenants are true as of the date hereof, and will continue to be true, without regard to any

Apartment Investment and Management Company
AIMCO Properties, L.P.
November 15, 2011

qualification as to knowledge and belief. In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by AIMCO and AIMCO OP as is relevant and necessary or as we have deemed necessary or appropriate as a basis for the opinion set forth herein. For purposes of our opinion, we have not assumed any responsibility for investigating or independently verifying the facts and representations set forth in such documents, the partnership agreements and organizational documents for each of the corporations, partnerships and limited liability companies in which AIMCO holds a direct or indirect interest (the “Subsidiaries”), the Registration Statement or any other document, and we have not undertaken any independent review of such information. In particular, we note that AIMCO and AIMCO OP engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on AIMCO and AIMCO OP’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.
     In rendering our opinion, we have assumed that the transaction contemplated by the Registration Statement will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transaction. In addition, our opinion is based on the correctness of the assumption that there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). Any change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based upon and subject to the foregoing, for U.S. federal income tax purposes we are of the opinion that, upon the merger of a wholly-owned subsidiary of AIMCO OP with and into Consolidated Capital Properties IV, LP (“CCP IV”), with CCP IV as the surviving entity (the “Merger”):
1. CCP IV will be treated as contributing all of its assets, and assigning all of its liabilities, to AIMCO OP in exchange for interests in AIMCO OP. To the extent AIMCO OP issues consideration other than interests in AIMCO OP, CCP IV may recognize gain. Immediately

Apartment Investment and Management Company
AIMCO Properties, L.P.
November 15, 2011

thereafter, CCP IV will be treated as distributing all of its assets to its partners in complete liquidation.
2. A U.S. holder of CCP IV Units that exchanges such CCP IV Units for cash will recognize gain or loss on the exchange of his CCP IV Units equal to the difference between (i) such holder’s “amount realized” on the exchange and (ii) such holder’s adjusted tax basis in the CCP IV Units exchanged. The “amount realized” with respect to a CCP IV Unit will be equal to the sum of the amount of cash such holder receives for his units plus the amount of liabilities of CCP IV allocable to such CCP IV Units as determined under section 752 of the Code.
3. A U.S. holder of CCP IV Units that receives solely OP Units in the Merger generally will not recognize gain or loss. If, immediately prior to the Merger, the amount of liabilities of CCP IV allocable to such holder’s CCP IV Units exceeds the amount of the AIMCO OP partnership liabilities allocable to such holder immediately after the Merger, the excess will be treated as a deemed distribution of cash to such holder. This deemed cash distribution will be treated as a return of capital to the extent of such holder’s adjusted tax basis in the CCP IV Units exchanged, which is not subject to tax, and thereafter as taxable gain.
     The U.S. federal income tax consequences of the Merger to a limited partner will depend upon that holder’s particular situation, and we express no opinion as to the material U.S. federal income tax consequences of the Merger with respect to any particular holder. Other than as expressly stated above, we express no opinion on any issue relating to AIMCO or AIMCO OP or to any investment therein.
     This opinion has been prepared for you in connection with the filing of the Registration Statement. We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ Skadden, Aps, Slate, Meagher & Flom LLP